Prospectus Supplement No. 1 (to Prospectus dated December 30, 2021)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-261823

BOXED, INC.
Up to 69,897,331 Shares of Common Stock
Up to 5,587,500 Private Placement Warrants

This prospectus supplement updates, amends and supplements the prospectus dated December 30, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-261823). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus. This prospectus supplement is being filed to supplement, modify or supersede certain information contained in the Prospectus. Any statement in the Prospectus that is modified or superseded is not deemed to constitute a part of the Prospectus, except as modified or superseded by this prospectus supplement. Except to the extent that the information in this prospectus supplement modifies or supersedes the information contained in the Prospectus, this prospectus supplement should be read, and will be delivered, with the Prospectus. This prospectus supplement is not complete without, and may not be utilized except in connection with, the Prospectus.

Our Common Stock and Warrants are listed on the New York Stock Exchange (“NYSE”) under the symbols “BOXD” and “BOXD WS,” respectively. On February 3, 2022, the closing price of our Common Stock was $9.84 and the closing price for our Warrants was $1.06.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our securities involves certain risks. See the section entitled “Risk Factors” beginning on page 6 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.
Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is February 4, 2022.

ABOUT THIS PROSPECTUS SUPPLEMENT
We are filing this prospectus supplement to amend and update the “Principal Stockholders” and “Registered Holders” tables and the applicable footnotes of the Prospectus to reflect a distribution of shares of Common Stock and Warrants from Seven Oaks Sponsor LLC (the “Sponsor”), one of the Registered Holders previously identified in the Prospectus, to the additional Registered Holders named herein (the “Transferees”). This prospectus supplement is not increasing the number of shares being offered under the Prospectus, but only reflecting the transfer of shares of Common Stock and Warrants previously registered and providing certain information about the Transferees and the securities they may offer pursuant to the Prospectus. The information set forth below has been provided by or on behalf of the Registered Holders listed below as of January 21, 2022.
PRINCIPAL STOCKHOLDERS
The information in the table that appears under the caption “Principal Stockholders” on pages 126 and 127 of the Prospectus is modified by (i) decreasing the number of shares of Common Stock beneficially owned by Gary S. Matthews, (ii) removing the Sponsor and Mark Hauser from the subsection of 5% Holders, and (iii) increasing the number of shares of Common Stock beneficially owned by Andrew C. Pearson and Eileen M. Serra. Beneficial ownership is determined according to the rules of the SEC, which generally provides that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The beneficial ownership percentages set forth below are based on 68,587,867 shares of Common Stock issued and outstanding as of January 21, 2022.

Name and Address of Beneficial Owner(1)	Number of Shares	% of Ownership
5% Holders
Entities affiliated with Atalaya Capital Management LP(2)	6,174,370	9.0%
PepsiCo, Inc.(3)	4,586,075	6.7%
Entities affiliated with Hamilton Lane(4)	4,165,556	6.1%
AEON Co., Ltd.(5)	3,629,583	5.3%
Directors and Executive Officers
Chieh Huang(6)	2,444,456	3.6%
Yuki Habu	—	—
David Liu	—	—
Gary S. Matthews(7)	1,828,321	2.7%
David Miller	—	—
Emerson S. Moore II	—	—
Andrew C. Pearson(8)	673,089	*
Harshul Sanghi	—	—
Eileen M. Serra(9)	39,382	*
Alison Weick(10)	103,686	*
Jared Yaman(11)	1,761,096	2.6%
Mark Zimowski(12)	131,452	*
All directors and executive officers as a group (12 individuals)	6,981,482	10.0%
________________
* Less than one percent

(1) Unless otherwise noted, the business address of each of those listed in the table above is 451 Broadway, New York, New York 10013.
(2) Based on information included in a Schedule 13D filed on December 15, 2021 by ACM ARRT VII D LLC, Atalaya Special Purpose Investment Fund LP and Atalaya Capital Management LP. The address of each of the entities listed above is One Rockefeller Plaza, 32nd Floor, New York, NY 10020.

(3) Based on information included in a Schedule 13G filed on December 17, 2021 by PepsiCo, Inc. The address of the entity listed above is 700 Anderson Hill Road, Purchase, New York 10577.
(4) Based on information included in a Schedule 13D filed on December 20, 2021 by HLSF V Holdings LP, Hamilton Lane Secondary Fund V GP LLC, HL Private Assets Holdings LP, HL GPA GP LLC and Hamilton Lane Advisors, L.L.C. The address of the entities listed above is 110 Washington St., Suite 1300, Conshohocken, Pennsylvania 19428.
(5) Consists of 3,629,583 shares of Common Stock held of record by Aeon Co., Ltd. The address of the entity listed above is 5-1, 1-Chome, Nakase, Mihama-ku, Chiba-shi, Chiba, 261-8515.
(6) Consists of (i) 2,302,481 shares of Common Stock held of record by Mr. Huang and (ii) 141,975 shares of Common Stock issuable upon exercise of options exercisable as of or within 60 days of January 21, 2022.
(7) Consists of (i) 1,416,321 shares of Common Stock held of record by Mr. Matthews, (ii) 330,000 shares of Common Stock issuable upon exercise of warrants exercisable as of or within 60 days of January 21, 2022 and (iii) 82,000 shares of Common Stock held of record by Seven Oaks Sponsor LLC (the “Sponsor”). Each of Mr. Matthews and Mark Hauser is a member and the manager of the Sponsor and has voting and investment discretion with respect to the Common Stock held of record by the Sponsor. Of the shares of Common Stock held by Mr. Matthews and the Sponsor, 427,116 and 25,083 shares of Common Stock, respectively, are outstanding but remain subject to performance vesting terms. The address of each of Mr. Matthews and the Sponsor is 445 Park Avenue, 17th Floor, New York, NY 10022.
(8) Consists of (i) 415,589 shares of Common Stock held of record by Mr. Pearson, (ii) 257,500 shares of Common Stock issuable upon exercise of warrants exercisable as of or within 60 days of January 21, 2022. Of the shares of Common Stock held by Mr. Pearson, 121,005 shares of Common Stock are outstanding but remain subject to performance vesting terms. The address of Mr. Pearson is 445 Park Avenue, 17th Floor, New York, NY 10022.
(9) Consists of 39,382 shares of Common Stock held of record by Ms. Serra. Of the shares of Common Stock held by Ms. Serra, 12,046 shares of Common Stock are outstanding but remain subject to performance vesting terms.
(10) Consists of 103,686 shares of Common Stock issuable upon exercise of options exercisable as of or within 60 days of January 21, 2022.
(11) Consists of (i) 1,608,980 shares of Common Stock held of record by Mr. Yaman and (ii) 152,116 shares of Common Stock issuable upon exercise of options exercisable as of or within 60 days of January 21, 2022.
(12) Consists of 131,452 shares of Common Stock issuable upon exercise of options exercisable as of or within 60 days of January 21, 2022.

REGISTERED HOLDERS
The information in the table that appears under the caption “Registered Holders” on pages 128 through 131 of the Prospectus is modified by (i) decreasing the number of shares of Common Stock and Warrants beneficially owned by the Sponsor, Gary S. Matthews and Mark Hauser, (ii) increasing the number of shares of Common Stock and Warrants beneficially owned by Andrew C. Pearson and David S. Harris and (iii) adding the Transferees as Registered Holders. The beneficial ownership percentages set forth in the table below are based on 68,587,867 shares of Common Stock issued and outstanding as of January 21, 2022.

	Securities Beneficially Owned prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned after this Offering
Names and Addresses	Shares of Common Stock*	Warrants	Shares of Common Stock*	Warrants	Shares of Common Stock*	Percentage	Warrants	Percentage
Andrew C. Pearson(15)	673,089	257,500	673,089	257,500	—	—	—	—
David S. Harris(16)	577,698	220,000	577,698	220,000	—	—	—	—
Gary S. Matthews(6)(7)	1,828,321	330,000	1,828,321	330,000	—	—	—	—
Mark Hauser(6)(11)	1,828,321	330,000	1,828,321	330,000	—	—	—	—
Seven Oaks Sponsor LLC(6)	82,000	—	82,000	—	—	—	—	—
Transferees of the Sponsor
Jeffrey P. Ansell(17)	128,946	100,000	128,946	100,000	—	—	—	—
Balfour Partners LP(18)	644,125	500,000	644,125	500,000	—	—	—	—
Bardia Mesbah-Khavari(19)	64,473	50,000	64,473	50,000	—	—	—	—
Brendan Timothy Brier(20)	177,188	100,000	177,188	100,000	—	—	—	—
Cohanzick Absolute Return Master Fund, Ltd.(21)	322,063	250,000	322,063	250,000	—	—	—	—
Eileen M. Serra(22)	39,382	—	39,382	—	—	—	—	—
Heidi Manna(23)	39,382	—	39,382	—	—	—	—	—
Keren Keshet – The Rainbow Foundation(24)	1,932,374	1,500,000	1,932,374	1,500,000	—	—	—	—
Lauren Merkin 2021 Seven Oaks Grantor Retained Annuity Trust(25)	2,254,436	1,750,000	2,254,436	1,750,000	—	—	—	—
Marc Friedman(26)	128,946	100,000	128,946	100,000	—	—	—	—
Norman S. Matthews(27)	128,946	100,000	128,946	100,000	—	—	—	—
Randolph K. Tucker(28)	144,728	—	144,728	—	—	—	—	—
Regynald Glenn Washington(29)	39,382	—	39,382	—	—	—	—	—

*Includes shares of Common Stock underlying Warrants held by the respective Registered Holders.

(6)
Seven Oaks Sponsor LLC (the “Sponsor”) is the record holder of 82,000 shares of Common Stock. Each of Mr. Matthews and Mr. Hauser is a member and a manager of the Sponsor and has voting and investment discretion with respect to the Common Stock held of record by the Sponsor. Of the shares of Common Stock held by the Sponsor, 25,083 shares of Common Stock are outstanding but remain subject to performance vesting terms. The 82,000 shares of Common Stock are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities—Transfer and Vesting Restrictions.” The address for the Sponsor is 445 Park Avenue, 17th Floor, New York, NY 10022.

(7)
All of the shares of Common Stock held of record by Gary S. Matthews, except for 20,000 shares of Common Stock issued pursuant to the PIPE Investment, are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities—Transfer and Vesting Restrictions.” Of these securities, 427,116 shares of Common Stock are outstanding but remain subject to performance vesting terms. Mr. Matthews serves as our Chair of the Board and was the Chief Executive Officer of SVOK prior to the Closing.

(11)
All of the shares of Common Stock held of record by Mr. Hauser, except for 20,000 shares of Common Stock issued pursuant to the PIPE Investment, are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities—Transfer and Vesting Restrictions.” Of these securities, 427,116 shares of Common Stock are outstanding but remain subject to performance vesting terms. Mr. Hauser served on the board of directors of SVOK prior to the Closing.

(15)
All of the shares of Common Stock held of record by Mr. Pearson, except for 20,000 shares of Common Stock issued pursuant to the PIPE Investment, are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities—Transfer and Vesting Restrictions.” Of these securities, 121,005 shares of Common Stock are outstanding but remain subject to performance vesting terms. Mr. Pearson serves on our Board and was the Chief Financial Officer of SVOK prior to the Closing.

(16)
All of the shares of Common Stock held of record by Mr. Harris, except for 20,000 shares of Common Stock issued pursuant to the PIPE Investment, are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities—Transfer and Vesting Restrictions.” Of these securities, 103,297 shares of Common Stock are outstanding but remain subject to performance vesting terms. Mr. Harris was the Chief Operating Officer of SVOK prior to the Closing.

(17)
All of the shares of Common Stock held of record by Mr. Ansell are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities—Transfer and Vesting Restrictions.” Of these securities, 8,854 shares of Common Stock are outstanding but remain subject to performance vesting terms.

(18)
All of the shares of Common Stock held of record by Balfour Partners LP are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities—Transfer and Vesting Restrictions.” Of these securities, 44,086 shares of Common Stock are outstanding but remain subject to performance vesting terms.

(19)
All of the shares of Common Stock held of record by Mr. Mesbah-Khavari are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities—Transfer and Vesting Restrictions.” Of these securities, 4,427 shares of Common Stock are outstanding but remain subject to performance vesting terms.

(20)
All of the shares of Common Stock held of record by Mr. Brier are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities—Transfer and Vesting Restrictions.” Of these securities, 23,611 shares of Common Stock are outstanding but remain subject to performance vesting terms.

(21)
All of the shares of Common Stock held of record by Cohanzick Absolute Return Master Fund, Ltd. are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities—Transfer and Vesting Restrictions.” Of these securities, 22,043 shares of Common Stock are outstanding but remain subject to performance vesting terms.

(22)
All of the shares of Common Stock held of record by Ms. Serra are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities—Transfer and Vesting Restrictions.” Of these securities, 12,046 shares of Common Stock are outstanding but remain subject to performance vesting terms. Ms. Serra serves on our Board and served on the board of directors of SVOK prior to the Closing.

(23)
All of the shares of Common Stock held of record by Ms. Manna are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities—Transfer and Vesting Restrictions.” Of these securities, 12,046 shares of Common Stock are outstanding but remain subject to performance vesting terms. Ms. Manna served on the board of directors of SVOK prior to the Closing.

(24)
All of the shares of Common Stock held of record by Keren Keshet - The Rainbow Foundation are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities—Transfer and Vesting Restrictions.” Of these securities, 132,257 shares of Common Stock are outstanding but remain subject to performance vesting terms.

(25)
All of the shares of Common Stock held of record by Lauren Merkin 2021 Seven Oaks Grantor Retained Annuity Trust are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities—Transfer and Vesting Restrictions.” Of these securities, 154,300 shares of Common Stock are outstanding but remain subject to performance vesting terms.

(26)
All of the shares of Common Stock held of record by Mr. Friedman are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities—Transfer and Vesting Restrictions.” Of these securities, 8,854 shares of Common Stock are outstanding but remain subject to performance vesting terms.

(27)
All of the shares of Common Stock held of record by Norman S. Matthews are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities—Transfer and Vesting Restrictions.” Of these securities, 8,854 shares of Common Stock are outstanding but remain subject to performance vesting terms.

(28)
All of the shares of Common Stock held of record by Mr. Tucker are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities—Transfer and Vesting Restrictions.” Of these securities, 44,270 shares of Common Stock are outstanding but remain subject to performance vesting terms. Mr. Tucker served as the Chief ESG Officer of SVOK prior to the Closing.

(29)
All of the shares of Common Stock held of record by Mr. Washington are subject to a contractual lock-up for 180 days following the Closing, subject to price- and time-based releases, as described under “Description of Our Securities—Transfer and Vesting Restrictions.” Of these securities, 12,046 shares of Common Stock are outstanding but remain subject to performance vesting terms. Mr. Washington served on the board of directors of SVOK prior to the Closing.